Pricing Supplement dated April 8, 2002                    Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                File No. 333-72676
Prospectus Supplement dated November 30, 2001)            Cusip No. 88319QE33


                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                     Textron Financial Canada Funding Corp.
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer:  Textron Financial Corporation



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Principal Amount:  $40,000,000                    Initial Interest Rate:   3.61%
Agent's Discount or Commission:$140,000     Original Issue Date:  April 9, 2002
Net Proceeds to Issuer:  $39,860,000       Stated Maturity Date:  April 11, 2005
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Interest Category
  [X]   Regular Floating Rate Note

  [ ]  Floating Rate/Fixed Rate Note
         Fixed Rate Commencement Date:
         Fixed Interest Rate:       %

  [ ]  Inverse Floating Rate Note
       [ ]  Fixed Interest Rate:       %

Interest Rate Basis or Bases:
 [ ] CD Rate                   [ ]  Federal Funds Rate  [ ] Prime Rate
 [ ] CMT Rate                  [X]  LIBOR               [ ] Other (see attached)
 [ ] Commercial Paper Rate     [ ]  Treasury Rate

If LIBOR:
         [ ]    LIBOR Reuters Page:
         [X]    LIBOR Telerate Page:  3750
         LIBOR Currency:  US$

If CMT Rate:
         CMT Telerate Page:
         [ ]     Telerate Page 7051
         [ ]     Telerate Page 7052
                [ ] Weekly Average
                [ ] Monthly Average

Spread (+/-):  +160 bps                            Maximum Interest Rate:     %

Spread Multiplier:  N/A                            Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  July 11, 2002

Interest Reset Dates: Quarterly on the 11th business day of July, October, January and April

Interest Payment Dates: Quarterly on the 11th business day of July, October, January and April

Interest Determination Dates: Two business days prior to each Interest Reset Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:

       [X] Actual/360  for the  period  from  April 9,  2002 to April  11,  2005
       [ ] Actual/Actual  for the period from _______ to _______
       [ ] 30/360 for the period from _______ to _______

Redemption:
       [X]   The Notes cannot be redeemed prior to the Stated Maturity Date.
       [ ]   The Notes can be redeemed prior to Stated Maturity Date.
              Initial Redemption Date:
              Initial Redemption Percentage:  ____%
              Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
       [X]   The Notes cannot be repaid prior to the Stated Maturity Date.
       [ ]   The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
             Optional Repayment Date(s):
             Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:    [ ]     Yes     [X]   No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:             %
         Initial Accrual Period OID:

Agent:
     [ ]  Merrill Lynch, Pierce, Fenner & Smith            [ ] First Union Securities, Inc.
               Incorporated                                [ ] Fleet Securities, Inc.
     [ ]  Banc of America Securities LLC                   [X] J.P. Morgan Securities Inc.
     [ ]  Banc One Capital Markets, Inc.                   [ ] Salomon Smith Barney Inc.
     [ ]  Barclays Capital Inc.                            [ ] UBS Warburg LLC
     [ ]  Credit Suisse First Boston Corporation           [ ] Other: _______________
     [ ]  Deutsche Bank Alex. Brown Inc.


Agent acting in the capacity as indicated below:
     [ ]    Agent        [X]   Principal

If as Principal:
     [X] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
     [ ]  The Notes are being offered at a
          fixed initial public offering price of 100% of the Principal Amount.

If as Agent:
     The Notes are being offered at a fixed initial public offering price of ____% of the Principal Amount.

Other provisions:

                Terms are not completed for certain items above because such items are not applicable.